Exhibit (h)

Calculation of Filing Fee Table

Table 1 - Transaction Valuation

	Transaction valuation	Fee Rate	Amount of Filing Fee

Fees to be Paid	$308,755,728(1)	0.0000927	$28,621.66(2)

Fees Previously Paid	$0		$0

Total Transaction Valuation	$308,755,728

Total Fees Due for Filing			$28,621.66

Total Fees Previously Paid			$0

Total Fee Offsets			$28,621.66(3)

Net Fee Due			$0

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims		PREM 14A	001-33503	June 1, 2022		$28,621.66

Fee Offset Sources	Blueknight Energy Partners, L.P.	PREM 14A	001-33503		June 1, 2022		$28,621.66	(3)

(1)

Calculated solely for the purpose of determining the filing fee in accordance with Rule 0-11(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The transaction valuation (the “Transaction Valuation”) is calculated based on the sum of (a) the product of 39,157,178 common units (“Common Units”) representing limited partner interests in Blueknight Energy Partners, L.P. (the “Partnership”) held by the public unitholders (calculated based on 41,903,015 total outstanding Common Units less 2,745,837 Common Units held by Ergon Asphalt & Emulsions, Inc. (“Parent”)) multiplied by the per Common Unit merger consideration of $4.65; (b) the product of 1,641,236 outstanding unvested phantom units and restricted units granted under the Partnership’s Long-Term Incentive Plan multiplied by the per Common Unit merger consideration of $4.65; and (c) the product of 13,604,926 Series A Preferred Units (“Preferred Units”) representing limited partner interests in the Partnership held by the public unitholders (calculated based on 34,406,683 total outstanding Preferred Units less 20,801,757 Preferred Units held by Parent) multiplied by the per Preferred Unit merger consideration of $8.75.

(2)	The filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, is calculated by multiplying the Transaction Valuation by 0.0000927.
(3)	The Partnership previously paid $28,621.66 upon the filing of its Preliminary Proxy Statement on Schedule 14A on June 1, 2022 in connection with the transaction reported hereby.